CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-278656, 333-208410 and 333-100561 of The Procter & Gamble Company on Form S-8 of our report dated 24September, 2025, relating to the financial statements of The Procter & Gamble 1-4-1 Plan, appearing in this Annual Report on Form 11-K the year ended 30 June 2025.

/s/Deloitte LLP

DELOITTE LLP

Manchester, United Kingdom

24 September 2025